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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    --------

                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



                            GRAPHIC INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)
             ------------------------------------------------------


              GEORGIA                                       58-1101633
 (State of incorporation or organization)               (I.R.S. employer
                                                       identification no.)

           2155 MONROE DRIVE
       ATLANTA, GEORGIA  30324
       PHONE:  (404) 874-3327                                  30324
(Address of principal executive offices)                    (zip code)


SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

   TITLE OF EACH CLASS                          NAME OF EACH EXCHANGE ON WHICH
   TO BE SO REGISTERED                          EACH CLASS IS TO BE REGISTERED
   -------------------                          ------------------------------

   Common Stock, $.10 par value          The New York Stock Exchange, Inc.



SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                                      None
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Item 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

   Prior to the effective date of this Registration Statement on Form 8-A, the Registrant's common stock, $.10 par value per share ("Common Stock"), was registered pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"). The Registrant is filing this Registration Statement to register its Common Stock pursuant to Section 12(b) of the Exchange Act in connection with the listing of its Common Stock on The New York Stock Exchange, Inc. This Registration Statement on Form 8-A therefore supersedes the Registrant's prior Registration Statement on Form 8-A with respect to the Common Stock and all amendments thereto.

Common Stock

   The Registrant is authorized by its Articles of Incorporation to issue up to 20,000,000 shares of Common Stock. The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the shareholders except for the election of directors. In the election of directors, if the number of shares of Class B Common Stock (which is described below) outstanding is not less than 12.5% of the total number of shares of Common Stock and Class B Common Stock outstanding, then the holders of Common Stock have the right to vote as a separate class to elect a number of directors equal to 25% (rounded up to the next whole number) of the Board of Directors and have no right to vote with respect to the remaining members of the Board of Directors. If the number of shares of Class B Common Stock outstanding is less than 12.5% of the total number of shares of Common Stock and Class B Common Stock outstanding, then the holders of the Common Stock and the holders of the Class B Common Stock vote together as a single class with respect to the remaining members of the Board of Directors. Except as may otherwise be required by law or the Articles of Incorporation, the holders of Common Stock and Class B Common Stock will vote together as a single class, subject to any voting rights that may be granted to holders of Preferred Stock. Holders of Common Stock do not have cumulative voting rights.

   The holders of shares of Common Stock are entitled to receive such dividends, if any, as may be declared on the Common Stock from time to time by the Board of Directors in its discretion from funds legally available therefor after payment or provision for payment of dividends on any series of Preferred Stock then outstanding. In the event of the liquidation, dissolution or winding up of the Registrant, holders of Common Stock are entitled to share ratably with the holders of Class B Common Stock in all assets remaining after payment of all debts and other liabilities and any liquidation preference of the holders of Preferred Stock. Holders of Common Stock have no subscription, redemption, conversion or preemptive rights. The outstanding shares of Common Stock are fully paid and nonassessable.

Class B Common Stock

   The Registrant is authorized by its Articles of Incorporation to issue up to 10,000,000 shares of Class B Common Stock, $0.10 par value per share (the "Class B Common Stock"). The holders of Class B Common Stock are entitled to 10 votes for each share held on all matters submitted to a vote of the shareholders except for the election of directors. The rights of the holders of Class B Common Stock with respect to the election of directors are described above under "Description of Registrant's Securities to be Registered - Common Stock."
Except as may otherwise be required by law or the Articles of Incorporation, the holders of Common Stock and Class B Common Stock will vote together as a single class, subject to any voting rights that may be granted to holders of Preferred Stock. Shares of Class B Common Stock may only be transferred to another record holder of Class B Common Stock or certain affiliates of the transferor described in the Articles of Incorporation. The Class B Common Stock shareholders do not have cumulative voting rights.
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   The holders of shares of Class B Common Stock are entitled to receive such dividends, if any, as may be declared on the Class B Common Stock from time to time by the Board of Directors in its discretion from funds legally available therefor after payment or provision for payment of dividends on any series of Preferred Stock then outstanding. In the event of the liquidation, dissolution or winding up of the Registrant, holders of Class B Common Stock are entitled to share ratably with the holders of the Common Stock in all assets remaining after payment of all debts and other liabilities and any liquidation preference of the holders of Preferred Stock. Holders of Class B Common Stock have no subscription, redemption or preemptive rights. The holders of the Class B Common Stock have the right to convert each share of Class B Common Stock into one share of Common Stock at any time without the payment of further consideration. The outstanding shares of Class B Common Stock are fully paid and nonassessable. Except as may be required in order to permit acquisitions to be accounted for as a pooling of interests or in connection with stock splits or stock dividends, no additional shares of Class B Common Stock may be issued without the approval of the holders of a majority of the outstanding shares of Common Stock and by the holders of a majority of the outstanding shares of Class B Common Stock, with each class voting separately.

Preferred Stock

   The Registrant is also authorized by its Certificate of Incorporation to issue up to 500,000 shares of preferred stock, no par value ("Preferred Stock"). The Certificate of Incorporation authorizes the Board of Directors to designate and issue from time to time one or more classes or series of Preferred Stock without shareholder approval. The Board of Directors may fix and determine the relative rights, preferences and privileges of each class or series of Preferred Stock so issued. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, it may afford the holders of any series or class of Preferred Stock preferences, powers and rights with respect to voting, liquidation or other matters that would be senior to the rights of holders of Common Stock or Class B Common Stock.

Change of Control Provisions of the Articles of Incorporation

   The Registrant's Articles of Incorporation also requires that, in addition to any vote required by law, the Articles of Incorporation or the Bylaws, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of Common Stock and Class B Common Stock, voting together as a single class, and the affirmative vote of at least 66 2/3% of the voting power of any outstanding shares of Preferred Stock entitled to vote on the matter presented, voting as a separate class unless the terms of the Preferred Stock provide that it will vote with the Common Stock and Class B Common Stock, will be required to approve any merger of the Registrant with or into any other corporation or the sale, lease, exchange or other disposition of all or substantially all assets of the Registrant to or with any other corporation, person or entity unless the proposal receives the approval of 66 2/3% of the Registrant's directors. Upon such approval by the Board of Directors, the affirmative vote of the holders of a majority of the voting power of the issued and outstanding Common Stock and Class B Common Stock voting together as a single class and the affirmative vote of the holders of a majority of the voting power of any issued and outstanding Preferred Stock, voting as a separate class unless the terms of the Preferred Stock provide that it will vote with the Common Stock and Class B Common Stock, will be required for the approval of such transaction. The affirmative vote of the holders of not less than 66 2/3% of the votes entitled to be cast by the holders of the outstanding Common Stock and Class B Common Stock, voting together as a single class, and the affirmative vote of the holders of at least 66 2/3% of the votes of any issued and outstanding shares of Preferred Stock, voting as a separate class unless the terms of the Preferred Stock require the holders to vote with the Common Stock and Class B Common Stock, is required to amend or repeal the foregoing voting requirement unless the amendment or repeal is recommended by at least 66 2/3% of the members of the Board of Directors. The voting requirements described above may discourage or make more difficult a change in control of the Registrant.
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   The holders of the Common Stock are entitled to one vote for each share held and the holders of Class B Common Stock are entitled to 10 votes for each share held on all matters submitted to a vote of the shareholders except for the election of directors. In the election of directors, if the number of shares of Class B Common Stock outstanding is not less than 12.5% of the total number of shares of Common Stock and Class B Common Stock outstanding, then the holders of Common Stock have the right to vote as a separate class to elect a number of directors equal to 25% (rounded up to the next whole number) of the Board of Directors and have no right to vote with respect to the remaining members of the Board of Directors. If the number of shares of Class B Common Stock outstanding is less than 12.5% of the total number of shares of Common Stock and Class B Common Stock outstanding, then the holders of Common Stock and the holders of the Class B Common Stock vote together as a single class with respect to the remaining members of the Board of Directors. No additional shares of Class B Common Stock may be issued without the approval of the holders of a majority of the outstanding shares of Common Stock and by the holders of a majority of the outstanding shares of Class B Common Stock, with each class voting separately. Except as may otherwise be required by law or the Articles of Incorporation, the holders of Common Stock and Class B Common Stock will vote together as a single class, subject to any voting rights that may be granted to holders of Preferred Stock. Shares of Class B Common Stock may only be transferred to another record holder of Class B Common Stock or certain affiliates of the transferor described in the Articles of Incorporation. Because 99.1% of the outstanding shares of Class B Common Stock are held by the Chairman of the Board and Chief Executive Officer of the Company and the Class B Common Stock is now entitled to elect 75% of the directors of the Company and carries 10 votes per share on each other matter presented to the shareholders of the Registrant, it would be difficult for a person or group to obtain control of the Registrant without the approval of the incumbent Chairman and Chief Executive Officer of the Company.

   The Registrant is authorized under its Articles of Incorporation to issue up to 500,000 shares of Preferred Stock without shareholder approval. The Board of Directors may fix and determine the relative rights, preferences and privileges of each class or series of Preferred Stock so issued. Accordingly, the Board of Directors may afford the holders of any series or class of Preferred Stock preferences, powers and rights with respect to voting, liquidation or other matters that would be senior to the rights of holders of Common Stock or Class B Common Stock. This could discourage an attempt to obtain control of the Registrant in a transaction not approved by the Board of Directors.
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Item 2. EXHIBITS

  The following exhibits have been filed with The New York Stock Exchange, Inc.:

  2(a) The Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1997.

  2(b) Proxy Statement for the Registrant's 1997 Annual Meeting of Shareholders.

  2(c)  Articles of Incorporation of the Registrant.

  2(d)  Bylaws of the Registrant.

  2(e)  Specimen Stock Certificate for the Registrant's Common Stock.

  2(f)  The Registrant's 1997 Annual Report to Shareholders.
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                                   SIGNATURE

  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                               GRAPHIC INDUSTRIES, INC.
                               (Registrant)


                               By: /s/ Mark C. Pope III
                                  -------------------------
                                  Mark C. Pope III
                                  Chairman and Chief Executive Officer


Dated:  May 21, 1997